Exhibit 99.1

NEWS RELEASE

Contact: Brian Wingard Treasurer 814-765-9621

FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION ANNOUNCES

STOCK REPURCHASE PROGRAM AND QUARTERLY DIVIDEND

Clearfield, Pennsylvania (November 12, 2014) – CNB Financial Corporation (“CNB”) (Nasdaq: CCNE) announced today that its Board of Directors has approved a stock repurchase program. The program authorizes the repurchase of up to 500,000 shares of the Company’s common stock. Purchases may be made through the open market or in privately negotiated transactions. All shares repurchased will be issued but not outstanding shares of the Company’s common stock. The actual timing, number and price of any shares repurchased under the program will be determined by management in its discretion and will depend on a number of factors, which may include the market price of the shares, general market and economic conditions, growth opportunities, applicable legal and regulatory requirements and other factors. The new repurchase program does not obligate the Company to repurchase any shares and will remain in effect until fully utilized or until modified, suspended or terminated. The new repurchase program replaces the Company’s previous repurchase program, which program was terminated in connection with the establishment of the new repurchase program.

On November 12, 2014, the Company’s Board of Directors declared a quarterly cash dividend of $16.5 cents per share to be paid on December 15, 2014 to shareholders of record as of December 1, 2014.

About CNB Financial Corporation

CNB Financial Corporation is a $2.2 billion bank holding company conducting business primarily through CNB Bank, the Corporation’s principal subsidiary. CNB Bank operations include a private banking division, a loan production office in Hollidaysburg, Pennsylvania, and twenty-eight full-service offices in Pennsylvania, including ERIEBANK, a division of CNB Bank. FCBank, a division of CNB Bank, operates nine full-service offices in central Ohio. More information about CNB and CNB Bank may be found on the internet at www.bankcnb.com.